Exhibit 21.1

SUBSIDIARIES OF IDACORP, INC.
(1)Idaho Power Company, an Idaho corporation
(2)Idaho Energy Resources Co., a Wyoming corporation (a subsidiary of Idaho Power Company)
(3)Ida-West Energy Company, an Idaho corporation
(4)IDACORP Financial Services, Inc., an Idaho corporation